TRANSACTION BONUS AGREEMENT

THIS TRANSACTION BONUS AGREEMENT (this “Agreement”) is made and entered into as of November 21, 2012, between Global Access Corp. a Nevada corporation (the “Company”), and Michael Loiacono (“Employee”), an individual resident of the State of Florida.

WHEREAS, the Company wishes to provide Employee with certain payments in the case of a termination of Employee’s employment by the Company without cause, or in the event of a recapitalization, restructuring or sale of the Company;

NOW, THEREFORE, in consideration of the premises, mutual promises and covenants and benefits of the parties hereto set forth herein, Employee and the Company, intending to be legally bound, agree as follows:

1.                  Term. The term (the “Term”) of this Agreement shall begin on the date hereof (the “Effective Date”) and shall continue until December 31, 2013 or, if earlier, the first to occur of a (i) sale of substantially all of the assets of the Company (“Sale of the Company”), (ii) recapitalization or restructuring of the Company which, in the reasonable opinion of the Company’s Board of Directors, will provide sufficient liquidity to support the continued growth strategy of the Company’s business (a “Recapitalization or Restructuring”), or (iii) the termination of Employee’s employment with the Company (“Termination,” and together with a Sale of the Company and a Recapitalization or Restructuring, each a “Triggering Event”).

2.                  Bonus Payment.

(a)                Payment. If, during the Term, (i) there is a Sale of the Company, the Company shall pay to Employee a lump sum cash payment (“Sale Bonus”) equal to One Hundred Twenty Thousand Dollars ($120,000), (ii) there is a Recapitalization or Restructuring of the Company, the Company shall pay to Employee a lump sum cash payment equal to Sixty Thousand Dollars ($60,000) (the “Recapitalization/Restructuring Bonus”), or (iii) Employee’s employment with the Company is terminated by the Company without Cause, the Company shall pay to Employee (A) a lump sum cash payment equal to One Hundred Twenty Seven Thousand Five Hundred Dollars ($127,500) (the “Severance Payment”) and (B) an amount equal to the Sale Bonus. Each of the Severance Payment, the Sale Bonus and the Recapitalization/Restructuring Bonus are referred to herein as a “Bonus”. The Bonus shall be payable within two (2) business days after the Triggering Event giving rise to such payment obligation.

(b)               Definition of Cause. As used herein, “Cause” shall mean if in the reasonable best judgment of the Company, the Employee (a) has committed an act of dishonesty against the Company; (b) has been convicted of any felony or any crime of moral turpitude, whether a felony or not; (c) has engaged in conduct of such a serious and substantial nature that the Employee’s continued employment would cause it harm; (d) repeatedly fails to follow the directives of the Company’s Board of Directors or President; or (e) willfully fails to fulfill Employee’s job responsibilities.

3.                  Notices. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by first-class mail or airmail, postage prepaid, addressed:

If to Employee:

If to the Company:

Global Access Corp.
7800 Belfort Parkway, Suite 165
Jacksonville, FL 32256
Attention: Corporate Secretary

or to such other address (es) as either party may have furnished to the other party in writing in accordance with this Section 3.

4.                  Entire Agreement and Amendment. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and is signed by Employee and a representative of the Company, its successor or permitted assignee. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements (if any), understandings and arrangements (oral or written) between the parties hereto. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement. For the avoidance of doubt, this Agreement supersedes the provisions of the Employment Agreement between the Company and Employee, dated October 21, 2010 (as amended, modified or restated from time to time, “Employment Agreement”), to the extent that such provisions relate to Employee’s right to severance payments, and in all other respects, the Employment Agreement will remain in full force and effect.

5.                  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which other provisions shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.

6.                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

7.                  Headings. The headings of the Sections contained in this Agreement are for reference purposes only and shall not, in any way, affect the meaning or interpretation of any provision of this Agreement.

8.                  Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Florida.

9.                  Compliance with Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. The Employee understands and agrees the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

10.              Assignment by Employee. Employee’s rights and obligations under this Agreement may not be in any way assigned.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Employee has executed and delivered this Agreement, all as of the date first written above.

Global Access Corp.

/s/ Kevin L. Reager
By:	Kevin L. Reager Its: CEO

/s/ Michael Loiacono
Michael Loiacono